Exhibit 99.1 Press Release 10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394

May 2010

Members and Friends:

It certainly was nice to meet so many of you at our Annual Meeting on March 19th. We had a nice turnout (approx. 200 attended) and excellent questions on what turned out to be a snowy afternoon.  Afterward, thirty individuals braved the weather, and came down for a plant tour. The Subordinated Notes offering which was announced at the meeting has been filed with the Securities and Exchange Commission (SEC). We are currently responding to regulatory comments. Once approved, we will be providing you with more detailed information. Look for a mailing or post card offering additional information.

Production- Operationally we continued to push to exceed our 110 MGY nameplate capacity. We achieved an annualized run rate of 100% of nameplate capacity during the recent quarter, even with some difficult weather conditions in January. Our ethanol yields and energy efficiencies continue to meet or exceed plant guarantees.

In April, we successfully completed a planned five day shutdown. We repaired and cleaned out equipment, performed work to improve fermentor and energy efficiencies, and completed upgrades which will improve capacity and up time. All departments and contractors planned well and accomplished a majority of the goals which were set for this spring shutdown.  Our shutdown was injury free, as safety continues to be a major plant focus. The one incident we experienced during the shutdown was the collapse of a water tank due to a vacuum within the top of the water tank. We are working with a contractor to repair the tank.

In June we will complete our new water treatment clarifier project. This system will increase our ability to provide quality water to the plant processes during the hot summer weather.

Dan Wych, Plant Manager, and our Operations group continues to work on increasing our production to at least 5% above nameplate capacity.

Financials- Our Form 10-Q quarterly report for the second quarter ended March 31, 2010 was filed with the SEC on May 11th. We had a net loss of ($742,000) and a positive EBITDA (earnings before interest, taxes, depreciation and amortization) of $6.6 million. You can access this report at our website www.sireethanol.com. Click on the Investor Tab, and select SIRE’s SEC forms are available for viewing on the SEC's website.

This quarter we began making our scheduled monthly principal and interest payments to our bank lenders.

Safety-We reorganized the Environmental Health & Safety Department (EH&S), after Dave Franklin, EH&S Director, left in April. Jake Eikmeier, Reliability Manager, assumed the Safety Director duties. and was instrumental in coordinating our shutdown schedule.  Our goal is to develop a safety program second to none; currently we have 197 days without a lost day accident (as of May 14). We continue to promote safety awareness in all areas of the plant.

Human Resources- Rich Dike, Production Manager, and Jackie Andersen, Lab Manager, both moved on to positions of greater responsibilities in the Nebraska area.  Molly Buttercase, Lab Tech, moved with her husband to Des Moines.  We hired Brett Schulte as our Lab & Environmental Manager, with responsibilities of lab and environmental reporting and

SIRE Newsletter – Volume IV Issue 2
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
Page | 1 of 2

compliance.  We also hired Bailey Groff as our new Lab Tech.  Rachael Whitehill was promoted to Lab Tech, Lead, and Mike Buck, our part time Lab Tech is filling in full time.

Eric Brockmann was promoted to Production Manager, and Mark Janke fill Eric’s position as Production Operator Lead. We also hired Alan Steube as Production Operator.

We want to extend our best wishes and safe return to Justin Schultz, who will be serving with the Iowa National Guard as a First Lieutenant, Executive Officer for Delta Company 1-168 in our campaign (Enduring Freedom) in Afghanistan. Justin is our Logistics Coordinator and will return sometime in October, 2011. The Accounting Department is working with the Bunge Logistics Department to manage our fleet in his absence.

Markets- The demand for Ethanol and DDGS remains strong but the margins are lower due to the lower ethanol prices. Ethanol is currently trading about $.70/gal below unleaded gas. As gasoline demand increases more ethanol will be used and prices should improve.  We are hopeful for a favorable ruling by EPA to approve E-15 this summer which will improve ethanol demand.

DDG markets continue strong with continued sales to U.S., Mexico and the Far East business.

Our production costs per gallon will reduce as we continue to improve our plant reliability, capacity and efficiencies. This, along with dedicated and motivated employees, will put us in a good position when ethanol prices improve.

As always, please feel free to contact me at (712)352-5002 should you have any questions or concerns.

Thank you for your support

Brian Cahill, General Manager/CEO

SIRE Newsletter – Volume IV Issue 2
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
Page | 2 of 2